                                           Ratio of Earnings to Fixed Charges
                                                 (dollars in thousands)
                                                Interest Coverage Ratios
                                                                                                              Exhibit 12


                                        12 months ended                         Years ended Dec 31,
                                       September 30, 1999    1998        1997        1996        1995        1994
                                       ------------------    ----        ----        ----        ----        ----

Income from continuing operations
  before provision for income taxes......      $242,216    $218,882    $223,800    $186,460    $131,812    $146,532

Add:
  Interest on long-term debt.............       153,602     120,275     124,357     126,933     110,227      89,526

  Interest on short-term debt and other..         6,799      12,260      10,879      18,151      16,847       7,257

  Portion of rents representative of
  the interest factor....................        19,809      20,152      17,548      16,537      15,346      15,329
                                                 ------      ------      ------      ------      ------      ------

Income as adjusted.......................      $422,426    $371,569    $376,584    $348,081    $274,232    $258,644
                                               --------    --------    --------    --------    --------    --------


Fixed Charges

  Interest on long-term debt.............      $153,602    $120,275    $124,357    $126,933    $110,227     $89,526

  Interest on short-term debt............         6,799      12,260      10,879      18,151      16,847       7,257

  Portion of rents representative of
  the interest factor....................        19,809      20,152      17,548      16,537      15,346      15,329
                                                 ------      ------      ------      ------      ------      ------

Fixed Charges............................      $180,210    $152,687    $152,784    $161,621    $142,420    $112,112
                                               --------    --------    --------    --------    --------    --------

Ratio of Earnings to Fixed Charges.........        2.34        2.43        2.46        2.15        1.93        2.31
                                               --------------------------------------------------------------------

